UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549

                                  SCHEDULE 13G
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (Amendment No. 9)

                              CAPITOL BANCORP LTD.
                              --------------------
                                (Name of Issuer)

                           COMMON STOCK, NO PAR VALUE
                         ------------------------------
                         (Title of Class of Securities)

                                   14056D 10 5
                                 --------------
                                 (CUSIP Number)

                                December 31, 1999
             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

     [ ]   Rule 13d-1(b)
     [ ]   Rule 13d-1(c)
     [X]   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 14056D 10 5                                          PAGE 2 OF 5 PAGES
---------------------                                          -----------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Joseph D. Reid
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [ ]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   United States of America
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    276,649
    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY     817,938
    OWNED BY        ------------------------------------------------------------
      EACH       7  SOLE DISPOSITIVE POWER
    REPORTING       276,649
     PERSON         ------------------------------------------------------------
      WITH       8  SHARED DISPOSITIVE POWER
                    817,938
                    ------------------------------------------------------------

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   1,094,587
   (of which 273,475 represent shares the person filing has a right to aquire).
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   15.54%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   IN
   -----------------------------------------------------------------------------

ITEM 1(a). NAME OF ISSUER:

           Capitol Bancorp Ltd.

ITEM 1(b). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

           200 N. Washington Square, Suite 440
           Lansing, MI 48933

ITEM 2(a). NAME OF PERSON FILING:

           Joseph D. Reid

ITEM 2(b). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

           200 N. Washington Square, Suite 440
           Lansing, MI 48933

ITEM 2(c). CITIZENSHIP:

           United States of America

ITEM 2(d). TITLE OF CLASS OF SECURITIES:

           Common Stock, No Par Value

ITEM 2(e). CUSIP NUMBER:

           14056D 10 5

ITEM 3.    IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b) OR
           (c), CHECK WHETHER THE PERSON FILING IS A:

           Not Applicable.

ITEM 4. OWNERSHIP.

      (a) Amount beneficially owned:

          1,094,587 (of which number 273,475 represent shares the person filing has a right to aquire.

      (b) Percent of class:

          15.54% (assumes exercise of the person filing's rights to aquire, but no other rights to aquire.

      (c) Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote:                276,649
          (ii)  Shared power to vote or to direct the vote:              817,938
          (iii) Sole power to dispose or to direct the disposition of:   276,649
          (iv)  Shared power to dispose or to direct the disposition of: 817,938

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

           Not Applicable.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

           Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

           Not Applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

           Not Applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

           Not Applicable.

ITEM 10. CERTIFICATION.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purposes or effect.

                                   SIGNATURE.

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                            2/14/99
                                                  ------------------------------
                                                             (Date)

                                                      /s/ Joseph D. Reid
                                                  ------------------------------
                                                           (Signature)

                                                          Joseph D. Reid
                                                  ------------------------------
                                                           (Name/Title)

     Attention: International misstatements or omissions of fact constitute federal criminal violations (See 18 USC 1001).